Exhibit 99.1

Bank of the James Announces Second Quarter, First Half of 2024

Financial Results and Declaration of Dividend

Deposit Expansion, Market Share Growth, Asset Quality

LYNCHBURG, VA, July 26, 2024 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month and six month periods ended June 30, 2024.  The Bank serves Region 2000 (the greater Lynchburg MSA) and the Blacksburg, Buchanan, Charlottesville, Harrisonburg, Lexington, Nellysford, Roanoke, and Wytheville, Virginia markets.

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Net income for the three months ended June 30, 2024 was $2.15 million or $0.47 per basic and diluted share compared with $2.53 million or $0.56 per basic and diluted share for the three months ended June 30, 2023. Net income for the six months ended June 30, 2024 was $4.34 million or $0.95 per share compared with $4.52 million or $0.99 per share for the six months ended June 30, 2023.

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Robert R. Chapman III, CEO of the Bank, commented: “The Company’s earnings performance continued to demonstrate success in responding to prevailing market conditions, providing financial solutions for our commercial and retail customers and efficiently managing our operations. We grew loans and deposits, interest income and noninterest income year-over-year, while maintaining exceptional liquidity and asset quality.

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“Maintaining a balanced revenue stream from a diverse range of banking and investment advisory services has helped the Company manage the impact of a higher interest rate environment on margins. While higher rates have significantly increased the Bank’s interest expense, it has also provided opportunities for us to generate higher returns from our own investment portfolio to maintain strong earnings and grow shareholder value.

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“During the second quarter of 2024, there were encouraging signs that stabilizing interest rates, slowing inflation and continued economic health in our served markets is supporting positive trends. We are seeing increased commercial lending demand, an uptick in residential mortgage volume and origination fees, and deposit growth.

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“Business conditions and residential real estate activity in our served markets has been healthy throughout this period of interest rate change. Now, as borrowers adjust to a ‘new normal’, our experienced banking team members are well-positioned to provide meaningful financial solutions and superior service and support.

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“We continue to see the benefits of our focus on nurturing banking relationships. Use of our commercial cash management services and digital banking capabilities continues to grow. Linking deposit management, debit and credit services and borrowing capabilities gives commercial customers value. Residential mortgage customers and retail banking benefit from our efficient service, digital capabilities and integrated financial offerings.

•	“Securing and retaining deposits to support lending activity remains a priority, as reflected by the opening of two new locations – one in June and one in July- and deposit growth during the first half of 2024. The competitive landscape in several of our served markets continues to be positive for Bank of the James as national and large regional banks, as well as some smaller providers, reduce services and leave a void that we are more than able to fill.

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“We believe our strong performance and positive economic indicators are encouraging as we progress through the second half of 2024 and will continue to support the Company’s financial strength and ability to build shareholder value.”

Second Quarter and First Half 2024 Highlights

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Total interest income of $10.94 million in the second quarter increased 14% compared with $9.58 million a year earlier. In the first half of 2024, total interest income rose 15% to $21.44 million compared with $18.68 million a year earlier. The growth primarily reflected commercial loan interest rates, the addition of mortgages at higher rates, and a higher yield on Fed Funds sold.

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Net interest income after recovery of credit losses was $7.21 million in the second quarter of 2024 compared with $7.60 million a year earlier. In the first half of 2024, net interest income after recovery of credit losses was $14.72 million compared with $15.10 million in the first half of 2023.

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In both the second quarter and first half of 2024, net interest margin was 3.02% and interest spread was 2.68%. While the margin and spread declined from a year earlier, management noted both measures were stabilizing in the second quarter of 2024.

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Total noninterest income for the second quarter of 2024 rose 22% to $4.19 million from $3.44 million for the second quarter of 2023, and was up 16% in the first half of 2024 compared to the same period a year earlier. Growth primarily reflected gains on sale of loans held for sale, a gain on an investment in a Small Business Investment Company (SBIC), fee income generated by commercial treasury services and wealth management fee income from PWW, which contributed approximately $0.09 per share to second quarter earnings and approximately $0.17 per share in the first half of 2024.

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Loans, net of the allowance for credit losses, increased to $616.09 million at June 30, 2024 compared with $601.92 million at December 31, 2023, primarily reflecting modest growth in commercial real estate and residential mortgage loans.

•	Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.13% at June 30, 2024, minimal levels of nonperforming loans, and zero other real estate owned (OREO).
•	Total deposits were $884.90 million at June 30, 2024 compared with $878.46 million at December 31, 2023.
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Shareholder value measures at June 30, 2024 included continued growth from December 31, 2023 in total stockholders’ equity and retained earnings. Book value per share increased to $13.58 at June 30, 2024 from $13.21 at December 31, 2023.

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The Company opened a new branch in Buchanan, Virginia at the end of the second quarter and another in Nellysford, Virginia at the beginning of the third quarter to further expand outreach and deposit-gathering capabilities.

•	On July 16, 2024, the Company’s board of directors approved a quarterly dividend of $0.10 per common share to stockholders of record as of September 6, 2024, to be paid on September 20, 2024.

Second Quarter, First Half of 2024 Operational Review

Net interest income after recovery of credit losses for the second quarter of 2024 was $7.21 million compared with $7.60 million a year earlier. In the first half of 2024, net interest income after recovery of credit losses was $14.72 million compared with $15.10 million a year earlier. The provision recovery in the first half of 2024 was $676,000 compared with $114,000 in the first half of 2023.

Total interest income was $10.94 million in the second quarter of 2024 compared to $9.58 million a year earlier. First half 2024 total interest income was $21.44 million compared with $18.68 million in the prior year’s first half. The year-over-year increase primarily reflected the Company’s ongoing upward adjustments to variable rate commercial loans and new loans reflecting the prevailing rate environment.

The Company has continued to make appropriate upward interest rate adjustments in variable rate commercial loans and mortgage loans to keep pace with prevailing rates. Investment portfolio management has enabled the Company to capitalize on attractive Fed funds rates. These actions have had a positive impact on yields. The yield on loans in the second quarter of 2024 was 5.41% compared with 4.99% a year earlier, and the yield on total earning assets was 4.66% in the second quarter of 2024, up from 4.31% a year earlier.

Rates on interest-bearing deposits and total interest-bearing liabilities have increased during the past quarters, causing continued pressure on margins. The net interest margin in the second quarter of 2024 was 3.02% and the interest spread was 2.68%. Both reflected the impact of a higher interest rate environment as compared to the prior year.

J. Todd Scruggs, Executive Vice President and CFO of the Bank commented: “We expect continued pressure on margins and an ongoing need to offer competitive rates on deposits to attract and retain depositors. However, as the interest rate environment appears to have stabilized, our best approximate forecasting indicates modest margin expansion in coming quarters.”

Total interest expense in the second quarter and first half of 2024 increased compared with the prior periods of 2023, primarily reflecting higher deposit rates commensurate with the prevailing interest rate environment, and growth of interest-bearing time deposits.

Noninterest income in the second quarter of 2024 rose 22% to $4.19 million compared with $3.44 million in the second quarter of 2023. In the first half of 2024, noninterest income rose 16% to $7.50 million from $6.49 million a year earlier. Noninterest income reflected income contributions from debit card activity, a gain on an investment in an SBIC, commercial treasury services and mortgage division along with a strong contribution to earnings by PWW’s investment management activity. Gains on sale of loans held for sale were $2.20 million in the first half of 2024, up from $2.08 million in the first half of 2023.

Noninterest expense in the first half of 2024 was $16.83 million compared with $15.95 million a year earlier. The increase primarily reflected additional personnel costs related to staffing new locations, and the decision to begin accruing for anticipated year-end performance-based compensation ahead of the fourth quarter.

Balance Sheet: Strong Cash Position, Asset Quality, Stability

Total assets were $978.01 million at June 30, 2024, compared with $969.37 million at December 31, 2023, with the increase primarily reflecting loan growth.

Loans, net of allowance for credit losses, were $616.09 million at June 30, 2024 compared with $601.92 million at December 31, 2023, primarily reflecting stable commercial lending activity and moderate growth of commercial real estate loans and retained higher-rate residential mortgages.

Commercial real estate loans (owner-occupied and non-owner occupied and excluding construction loans) were approximately $319.10 million compared with $306.86 million at December 31, 2023, reflecting a decreasing rate of loan payoffs and new loans.  Of this amount, commercial non-owner occupied was approximately $184,010,000 and commercial owner occupied as approximately $135,092,000.  We closely monitor our concentrations in these segments.  Loans secured by large office buildings do not make up a significant portion of our non-owner occupied commercial real estate segment.

Commercial construction/land loans and residential construction/land loans of $49.46 million at June 30, 2024 were slightly lower from $53.64 million at December 31, 2023. The Company continued

experiencing positive activity and health in commercial and residential construction projects. Commercial and industrial loans were $64.92 million at June 30, 2024 compared with $65.32 million at December 31, 2023, reflecting a continued trend of stability during the first half of 2024.

Residential mortgage loans were $112.73 million at June 30, 2024 and were up slightly from $106.99 million at December 31, 2023 as the Bank maintained a balance between retaining originated mortgages and selling others to the secondary market. Consumer lending (open-end and closed-end) was $76.83 million at June 30, 2024 – essentially unchanged from totals at December 31, 2023 and down from $80.04 million a year earlier.

Ongoing high asset quality continues to have a positive impact on the Company’s financial performance. The ratio of nonperforming loans to total loans at June 30, 2024 was 0.13% compared with 0.06% at December 31, 2023. The allowance for credit losses on loans to total loans decreased to 1.12% at June 30, 2024 from 1.22% on December 31, 2023. Despite an increase in loan balances, the amount of additional provision otherwise needed to reflect loan growth was offset in part by recoveries of approximately $149,000. Total nonperforming loans were $797,000 at June 30, 2024. As a result of having no OREO, total nonperforming assets were the same as total nonperforming loans.

Total deposits were $884.90 million at June 30, 2024, compared with $878.46 million at December 31, 2023. Noninterest bearing demand deposits and time deposits grew, and NOW, money market and savings totals declined moderately.

Key measures of shareholder value continued trending positively. Book value per share was $13.58 compared with $13.21 at December 31, 2023. Total stockholders’ equity was up slightly to $61.71 million from $60.04 million at December 31, 2023. Retained earnings at June 30, 2024 were $40.10 million compared with $36.68 million at December 31, 2023.

Some balance sheet measures are impacted by treasury rate fluctuations and fair market valuation measurements in the Company’s available-for-sale securities portfolio and are reflected in accumulated other comprehensive loss. These mark-to-market losses are excluded when calculating the Bank’s regulatory capital ratios. The available-for-sale securities portfolio is composed primarily of securities with explicit or implicit government guarantees, including U.S. Treasuries and U.S. agency obligations, and other highly-rated debt instruments. The Company does not expect to realize the unrealized losses as it has the intent and ability to hold the securities until their recovery, which may be at maturity. Management continues to diligently monitor the creditworthiness of the issuers of the debt instruments within its securities portfolio.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, Rustburg, Wytheville, Buchanan and Nellysford. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,”

“intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, changes in the value of real estate securing loans made by the Bank as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	6/30/2024	12/31/2023

Cash and due from banks	$22,526	$25,613
Federal funds sold	52,101	49,225
Total cash and cash equivalents	74,627	74,838

Securities held-to-maturity (fair value of $3,172 as of June 30, 2024 and $3,231 as of December 31, 2023)	3,614	3,622
Securities available-for-sale, at fair value	206,177	216,510
Restricted stock, at cost	1,570	1,541
Loans, net of allowance for credit losses of $6,951 as of June 30, 2024 and $7,412 as of December 31, 2023	616,088	601,921
Loans held for sale	4,835	1,258
Premises and equipment, net	18,043	18,141
Interest receivable	2,920	2,835
Cash value - bank owned life insurance	22,528	21,586
Customer relationship Intangible	7,005	7,285
Goodwill	2,054	2,054
Income taxes receivable	-	128
Deferred tax asset	8,673	8,206
Other assets	9,877	9,446
Total assets	$978,011	$969,371

Liabilities and Stockholders' Equity

Deposits
Noninterest bearing demand	$136,022	$134,275
NOW, money market and savings	520,847	538,229
Time	228,033	205,955
Total deposits	884,902	878,459

Capital notes, net	10,045	10,042
Other borrowings	9,593	9,890
Interest payable	553	480
Other liabilities	11,212	10,461
Total liabilities	$916,305	$909,332

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,543,338 as of June 30, 2024 and December 31, 2023	9,723	9,723
Additional paid-in-capital	35,253	35,253
Accumulated other comprehensive loss	(23,373)	(21,615)
Retained earnings	40,103	36,678
Total stockholders' equity	$61,706	$60,039

Total liabilities and stockholders' equity	$978,011	$969,371

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
Interest Income	2024	2023	2024	2023
Loans	$8,347	$7,835	$16,371	$15,261
Securities
US Government and agency obligations	361	321	699	641
Mortgage backed securities	723	406	1,532	820
Municipals	307	304	611	604
Dividends	35	33	47	41
Corporates	136	141	271	284
Interest bearing deposits	192	93	325	241
Federal Funds sold	834	450	1,588	789
Total interest income	10,935	9,583	21,444	18,681

Interest Expense
Deposits
NOW, money market savings	1,383	662	2,658	1,022
Time Deposits	2,266	1,374	4,356	2,235
FHLB borrowings	-	-	-	31
Finance leases	20	21	40	44
Other borrowings	94	100	186	199
Capital notes	81	81	163	163
Total interest expense	3,844	2,238	7,403	3,694

Net interest income	7,091	7,345	14,041	14,987

Recovery of credit losses	(123)	(254)	(676)	(114)

Net interest income after recovery of credit losses	7,214	7,599	14,717	15,101

Noninterest income
Gains on sale of loans held for sale	1,273	1,153	2,200	2,076
Service charges, fees and commissions	986	955	1,939	1,938
Wealth management fees	1,176	1,042	2,339	2,048
Life insurance income	183	134	342	266
Other	533	160	638	160
Gain on sales of available-for-sale securities	40	-	40	-

Total noninterest income	4,191	3,444	7,498	6,488

Noninterest expenses
Salaries and employee benefits	4,892	4,345	9,337	8,613
Occupancy	486	459	979	931

Equipment	632	636	1,239	1,312
Supplies	121	133	266	281
Professional, data processing, and other outside expense	1,443	1,412	2,995	2,783
Marketing	231	285	261	479
Credit expense	234	209	422	405
Other real estate expenses, net	-	7	-	33
FDIC insurance expense	126	91	235	195
Amortization of intangibles	140	234	280	373
Other	434	65	813	546
Total noninterest expenses	8,739	7,876	16,827	15,951

Income before income taxes	2,666	3,167	5,388	5,638

Income tax expense	518	633	1,053	1,120

Net Income	$2,148	$2,534	$4,335	$4,518

Weighted average shares outstanding - basic and diluted	4,543,338	4,545,173	4,543,338	4,581,726

Net income per common share - basic and diluted	$0.47	$0.56	$0.95	$0.99

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ended Jun 30, 2024	Three months ended Jun 30, 2023	Change	Year to date Jun 30, 2024	Year to date Jun 30, 2023	Change
Interest income	$10,935	$9,583	14.11%	$21,444	$18,681	14.79%
Interest expense	3,844	2,238	71.76%	7,403	3,694	100.41%
Net interest income	7,091	7,345	-3.46%	14,041	14,987	-6.31%
Provision for (recovery of) credit losses	(123)	(254)	-51.57%	(676)	(114)	492.98%
Noninterest income	4,191	3,444	21.69%	7,498	6,488	15.57%
Noninterest expense	8,739	7,876	10.96%	16,827	15,951	5.49%
Income taxes	518	633	-18.17%	1,053	1,120	-5.98%
Net income	2,148	2,534	-15.23%	4,335	4,518	-4.05%
Weighted average shares outstanding - basic and diluted	4,543,338	4,545,173	(1,835)	4,543,338	4,581,726	(38,388)
Basic and diluted net income per share	$0.47	$0.56	$(0.09)	$0.95	$0.99	$(0.04)

Balance Sheet at period end:	Jun 30, 2024	Dec 31, 2023	Change	Jun 30, 2023	Dec 31, 2022	Change
Loans, net	$616,088	$601,921	2.35%	$610,418	$605,366	0.83%
Loans held for sale	4,835	1,258	284.34%	6,160	2,423	154.23%
Total securities	209,791	220,132	-4.70%	190,255	189,426	0.44%
Total deposits	884,902	878,459	0.73%	867,092	848,138	2.23%
Stockholders' equity	61,706	60,039	2.78%	52,732	50,226	4.99%
Total assets	978,011	969,371	0.89%	950,896	928,571	2.40%
Shares outstanding	4,543,338	4,543,338	-	4,543,338	4,628,657	(85,319)
Book value per share	$13.58	$13.21	$0.37	$11.61	$10.85	$0.76

Daily averages:	Three months ended Jun 30, 2024	Three months ended Jun 30, 2023	Change	Year to date Jun 30, 2024	Year to date Jun 30, 2023	Change
Loans	$614,579	$624,947	-1.66%	$611,375	$621,268	-1.59%
Loans held for sale	4,134	3,766	9.77%	3,307	3,104	6.54%
Total securities (book value)	242,349	222,680	8.83%	245,549	223,605	9.81%
Total deposits	897,749	861,928	4.16%	891,152	858,429	3.81%
Stockholders' equity	60,197	51,712	16.41%	60,045	50,618	18.62%
Interest earning assets	941,099	892,900	5.40%	934,396	889,540	5.04%
Interest bearing liabilities	778,210	733,998	6.02%	771,969	729,698	5.79%
Total assets	994,871	944,883	5.29%	982,441	941,593	4.34%

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Financial Ratios:	Three months ended Jun 30, 2024	Three months ended Jun 30, 2023	Change	Year to date Jun 30, 2024	Year to date Jun 30, 2023	Change
Return on average assets	0.87%	1.08%	(0.21)	0.89%	0.97%	(0.08)
Return on average equity	14.35%	19.65%	(5.30)	14.52%	18.00%	(3.48)
Net interest margin	3.02%	3.30%	(0.28)	3.02%	3.40%	(0.38)
Efficiency ratio	77.46%	73.00%	4.46	78.12%	74.28%	3.84
Average equity to average assets	6.05%	5.47%	0.58	6.11%	5.38%	0.73

Allowance for credit losses:	Three months ended Jun 30, 2024	Three months ended Jun 30, 2023	Change	Year to date Jun 30, 2024	Year to date Jun 30, 2023	Change
Beginning balance	$6,920	$7,715	-10.30%	$7,412	$6,259	18.42%
Retained earnings adjustment related to impact of adoption of ASU 2016-13	-	-	N/A	-	1,245	-100.00%
Recovery of credit losses*	(99)	(198)	-50.00%	(600)	(58)	934.48%
Charge-offs	(19)	(19)	0.00%	(84)	(52)	61.54%
Recoveries	149	88	69.32%	223	192	16.15%
Ending balance	6,951	7,586	-8.37%	6,951	7,586	-8.37%

*  Does not include allowance portion related to unfunded commitments

Nonperforming assets:	Jun 30, 2024	Dec 31, 2023	Change	Jun 30, 2023	Dec 31, 2022	Change
Total nonperforming loans	$797	$391	103.84%	$415	$633	-34.44%
Other real estate owned	-	-	N/A	566	566	0.00%
Total nonperforming assets	797	391	103.84%	981	1,199	-18.18%

Asset quality ratios:	Jun 30, 2024	Dec 31, 2023	Change	Jun 30, 2023	Dec 31, 2022	Change
Nonperforming loans to total loans	0.13%	0.06%	0.07	0.07%	0.10%	(0.03)
Allowance for credit losses to total loans	1.12%	1.21%	0.09	1.23%	1.02%	0.20
Allowance for credit losses to nonperforming loans	872.15%	1895.65%	(1,023.51)	1827.95%	988.78%	839.17

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